Prospectus Supplement No. 1 dated August 31, 2007	Filed pursuant to rule 424(b)(3)
File number 333-112857

Novatel Wireless, Inc.

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements the prospectus dated March 18, 2004 (the “Prospectus”) relating to the offer and sale by the selling stockholders identified in the Prospectus of up to 1,371,420 shares of our common stock.

This Prospectus Supplement is being filed to update the original table of Selling Stockholders in the Prospectus with respect to a change in beneficial ownership that has occurred since the date of the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

This investment involves a high degree of risk. You should invest only if you can afford a complete loss of your investment. Before investing in shares of our common stock, consider carefully the risk factors beginning on page 4 of the Prospectus and updates to those risk factors in our subsequent filings with the SEC, which are incorporated by reference into the Prospectus.

This Prospectus Supplement should be read in conjunction with the Prospectus, as amended, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus, as amended, except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the meanings specified in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 31, 2007.

SELLING STOCKHOLDERS

The following information is provided to update and amend the selling stockholder table in the Prospectus to reflect the sale by Omicron Master Trust of (i) a Common Stock Purchase Warrant to purchase 39,042 shares of our common stock to Portside Growth and Opportunity Fund (“Portside”) on April 10, 2007 and (ii) a Common Stock Purchase Warrant to purchase 18,101 shares of our common stock to Rockmore Investment Master Fund Ltd. on September 12, 2006. The table of selling stockholders is hereby updated through August 31, 2007 and amended to reflect the foregoing as follows:

Selling Stockholder	Shares of Common Stock Owned Prior to This Offering(1)		Shares of Common Stock Being Offered by This Prospectus(2)	Shares of Common Stock Owned After This Offering

	Number		Number	Number	Percentage

Portside Growth and Opportunity Fund	39,042	(3)	39,042	0	*

Rockmore Investment Master Fund Ltd.	18,101	(4)	18,101	0	*

*	Represents less than 1.0% of the outstanding common stock.
(1)	Includes shares of common stock issued and outstanding as of the date of this prospectus and shares of common stock issuable upon exercise of common stock purchase warrants issued in the 2004 Financing.
(2)	Assumes the Selling Stockholder sells all the common stock being offered by this prospectus.
(3)	Comprised of 39,042 shares issuable upon exercise of a common stock purchase warrant. Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. An affiliate of Ramius Capital is an NASD member. However, this affiliate will not sell any securities to be offered by Portside through this prospectus and will receive no compensation whatsoever in connection with sales of securities by Portside through this prospectus.
(4)	Comprised of 18,101 shares of common stock issuable upon exercise of a common stock purchase warrant. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the securities owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such securities. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the securities owned by Rockmore Master Fund and, as of August 31, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the securities owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the securities owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such securities and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the securities, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

2